UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )
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☐	Definitive Proxy Statement.
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☑	Soliciting Material Pursuant to Rule14a-12.

PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The below information was distributed to employees of Phoenix Technologies Ltd. on August 25, 2010.

Phoenix Technologies Ltd.
Employee Q&A
1.	What does today’s announcement mean?
An affiliate of Marlin Equity Partners has agreed to acquire Phoenix. The Phoenix Board of Directors unanimously supports and believes the transaction is in the best interests of our stockholders. The acquisition will be an all cash deal in which $3.85 per share will be paid to stockholders upon closing, which is anticipated to occur in the calendar fourth quarter. Once this transaction is complete, Phoenix will become a privately-owned company. It is anticipated that Phoenix will continue to operate substantially as it does today, however simply as one of Marlin’s portfolio companies.
2.	Who is Marlin?
Marlin Equity Partners is a Los Angeles, California-based private investment firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin’s capital base, industry relationships and extensive operational resources significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 30 acquisitions. For more information, please visit www.marlinequity.com
3.	Why did Marlin purchase Phoenix?
Marlin decided to purchase Phoenix because of:
•	Our industry leadership in Core Systems Software

•	Our experienced and talented employees

•	Our deep customer and partner relationships

•	Our valuable intellectual property

•	Our new strategy, which is expected to provide additional growth opportunities.
4.	Why weren’t the employees informed of such an important decision?
It is not possible to disclose the status of this type of transaction until it is publicly announced. This is the first opportunity we have had to discuss this with you and the public.
5.	What happens next?
In the coming weeks, Phoenix will file a preliminary proxy statement with the Securities and Exchange Commission (SEC). This document will contain detailed information about the transaction and will be available to the public. Once the SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to stockholders. Following the mailing of the definitive proxy statement, stockholders will vote on the transaction. If the merger agreement is adopted, and all closing conditions are met, the transaction can be closed. We currently expect this to occur in the fourth calendar quarter of this year.
6.	What is the voting requirement by stockholders to approve the transaction?
A majority of the shares outstanding must vote to adopt the merger agreement.

7.	What happens between now and close?
Between now and closing nothing will change from a business standpoint. We will operate the business as usual as a publicly-traded company. We need to continue to remain focused on operating solely in the best interest of Phoenix and its current stockholders.
8.	Will the Company be changing its name?
The Company will retain the Phoenix Technologies name.
9.	Why do we have to take this action when our company has just begun to refocus on CSS again and what assurances do you have that Marlin will support our strategies/initiatives?
Marlin is supportive of Phoenix’s current strategy. Marlin has a long-term view toward growing the businesses in which it invests. Marlin has an excellent track record of working in partnership with management teams to build great companies. Marlin believes that Phoenix has excellent prospects for continued technology leadership and operational improvement and looks forward to partnering with the Phoenix team to help realize the company’s attractive market opportunities.
10.	What is Marlin’s vision for Phoenix?
Our vision and mission will not change. Marlin is committed to supporting management in its successful efforts to grow through focus on product innovation and customer satisfaction. Phoenix’s current strategy will remain in place: focus on the core BIOS business and pursue growth opportunities closely aligned with its BIOS market leadership
11.	Will the current management team remain in place after the transaction closes?
Marlin is very excited to support and work with the company’s management team. Obviously, Phoenix cannot guarantee that changes will not occur as a normal course of business. We remain committed to ensuring that we have the requisite skills and talent necessary to achieve our corporate objectives. Any changes that take place will be the result of the natural evolution of the business.
12.	What will Marlin’s day-to-day roles be?
Management will continue to guide the company on a day-to-day basis. Marlin will be represented on the Board of Directors and will work closely with senior management to set strategy and identify other opportunities in which Marlin’s financial resources can help drive value creation.
13.	What type of interaction will we have with Marlin prior to the close of the transaction?
Subject to the limitations of the law, during the next few months Marlin will want to spend more time getting to know our people as well as further understanding our business. As we get closer to the closing date of the transaction, we anticipate that senior managers will be meeting with management from Marlin in order to help them better understand the organizational structure and roles of each group.
14.	What does this do to my role within the company? Will there be layoffs as a result of the acquisition?
Overall, retention and employee satisfaction are very important to Marlin. However, in switching from a public company to a private company and as a result of our recent divestitures, certain functions require less investment than others. The terms of the merger agreement do not call for the elimination of any positions. Other than creating efficiencies in certain functional areas, staffing will remain generally the same.
15.	What opportunities will this transaction create?
We believe this partnership provides us a greater degree of freedom and flexibility to build a growth-oriented future for our company and realign people and capital for deployment in a manner that best drives our business forward.
16.	Can we talk about this?
A press release announcing the transaction went out around 4:30 pm PST on August 17. You are free to talk about the transaction, however you need to limit your comments to publicly available information and written information that we have provided to you. Press queries and investor questions should be forwarded to Robert Andersen or Tom Lacey. Except for those individuals who have been designated as spokespersons for the Company, no one should have any contact whatsoever with the media (other than to simply refer any inbound contact to Tom or Robert.
17.	What does this transaction mean for customers/partners?
As a customer/partner, the ownership of the Company should have little to no impact on the products and services we take pride in providing. It simply means that instead of having thousands of stockholders we will now have a few and we will no longer be a publicly-traded company. It also means that Phoenix will be solely focused on innovating and delighting our customers.
18.	When will customers be notified?
Customers will receive a letter describing the transaction in the coming weeks. In addition, there is a plan in place to contact certain customers and vendors/partners.
19.	Will there be any changes in our benefits or salaries?
Marlin does not anticipate any changes to employee benefits or salaries. We will update you when we have more information. In the meantime, all payroll, commissions, expense reports and other employee-related payments will be made without interruption.
20.	What happens to Phoenix’s benefit plan after the close?
There are no planned changes to Phoenix’s benefit plan as a result of this transaction.
21.	Will my compensation change?
There is no current intention to modify compensation packages.
22.	When will trading in Phoenix stock end?
We currently anticipate that public trading in Phoenix stock will be suspended on the closing date of the transaction. Following the closing, Phoenix’s common stock will be de-listed from the NASDAQ Global Market and de-registered under the Securities Exchange Act of 1934, as amended.
23.	Can we still take planned vacations?
Yes, although vacation schedules, as customary, must be approved by your manager.

24.	Can we trade our Phoenix stock?
You may not trade in Phoenix stock for one full business day, until August 19, and of course you may not trade at anytime that you are in possession of material nonpublic information. Please contact Tim Chu if you have any questions about your ability to trade.
25.	How does the merger affect my vested stock options?
Your rights have not changed with regard to your vested options — you are free to exercise any vested options in accordance with your option grant.
26.	How does the merger affect my unvested stock options?
The Board has decided to modify the option grants and vest all unvested options immediately prior to the closing of the merger. You will be paid the difference between your exercise price and the merger consideration.
27.	Will employees be able to exercise their vested stock options between sign and close?
Yes.
28.	What is expected of our employees?
The Company has experienced a lot of changes over the past few years. We realize this is another substantial change. Over the past several months the Company has been performing quite well. Our customers have awarded us with many important design wins. It is critical to continue to focus on what you can control and do a great job for our customers, for our employees, partners, stockholders. Practice operational excellence in everything you do, remain focused on doing a great job and don’t let this transaction defocus you in any way.
29.	Will the vesting for my stock options accelerate at the closing of the transaction with Marlin? In other words, will my unvested options be fully vested at the closing?
All stock options for employees will immediately vest upon the close of the transaction with Marlin. All “in-the-money” options (i.e., options with an exercise price below $3.85) will be cashed out and all options with an exercise price above $3.85 will be canceled. Here is an example of how “in-the-money” options will accelerate and be cashed out:
     Example:
•	Employee received an option for 1,000 shares on 10/05/2009 with an exercise price of $2.50 and 25% of the shares vest per year.

•	As of 10/05/2010, employee has 250 vested options and 750 unvested options.

•	Upon the closing of the Marlin transaction, all 1,000 options will be vested.

•	Employee will receive in cash: 1,000 x ($3.85 — $2.50) = $1,350 (less applicable taxes)
30.	What is it like to be part of a Marlin-owned company?
The vast majority of employees will not notice any difference between being a public company and a Marlin-owned company. Marlin is a long-term owner, focused on building long-term equity value for its investors. As a result, Marlin will be less focused on near-term financial metrics but more focused on long-term strategy and investment returns. In addition, variable compensation for employees will more likely to be tied to measurable/quantitative metrics rather than ambiguous/qualitative goals.
31.	How has Marlin done when it acquires companies, including any take-private transactions?
Marlin has a strong track record of successful investments in technology and non-technology companies. This success is evidenced by Marlin’s ability to attract over $1B in outside investment in its investment funds. You can read more about Marlin’s portfolio at www.marlinequity.com.
32.	Does Marlin plan on making management changes?
Marlin has acquired Phoenix because it is convinced that Phoenix’s current strategy, products, management and employees are poised for success in the coming years. Marlin does not anticipate any major changes in the strategy or team as a result of the acquisition.
33.	Does Marlin intend to engage in restructuring/layoffs?
Marlin plans to continue the efforts that Phoenix management has begun to refocus the company on the core BIOS business and return the business to historic profitability levels. As a result, it is likely that there will be continued actions consistent with management’s current efforts to better align Phoenix’s manpower and strategy. However, Marlin does not anticipate any major restructuring or layoffs and has not factored such layoffs into its investment returns.
34.	What happens to the second half bonus plan?
The second half bonus program for all full-time employees remains unchanged. At the end of our fiscal year (September 30, 2010), we will measure our actual achievement of the target goals we set earlier in the year and will then pay out the appropriate bonus amounts after we close our books.
35.	Will there be a new cash incentive plan?
The objective of the company will be to increase company value. Because the company will be privately held, its board and management team will have flexibility in developing incentive programs tied directly to the performance of the Company. Marlin’s philosophy on bonuses is similar to Phoenix’s. The bonus structure will coincide with the company’s financial targets such as profit margin, revenue and cash flow.
36.	Please explain Marlin’s compensation philosophy. Will there be a new stock option plan for employees?
Marlin’s compensation philosophy is to create an overall compensation structure that provides appropriate incentives for employees at all levels of the organization that are competitive with comparable positions in the area. The specific mix and composition of compensation packages will continue to vary by role. While we will not be able to offer public company stock options since Phoenix will be a privately held company after closing, we anticipate putting in place an equity incentive plan that is similar to the current Phoenix plan.

37.	Why have law firms issued press releases announcing investigations of the announced transaction with Marlin?
It is not uncommon for certain law firms to look for monetization opportunities, whether they are justified or not, upon the announcement of a major company event like the merger we announced on August 17. The Board is very confident that it ran a thorough process leading up to the announced transaction, which will be fully described in the proxy statement, and that stockholders’ best interests were at the forefront of the Board’s decision.

Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.